Exhibit 11.3

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Circular on Form 1-A of Rise Companies Corporation of our report dated April 26, 2016, relating to our audit of the financial statements of Fundrise Real Estate Investment Trust, LLC, as of December 31, 2015 and for the period May 15, 2015 (inception) through December 31, 2015, and to the reference to our firm under the heading “Experts” in such Regulation A Offering Circular.

/s/ RSM US LLP

McLean, Virginia

December 27, 2016